Exhibit 99.1

Investor Contact:	Media Contact:
Diana Vesga	Stephanie Pillersdorf/Brooke Morganstein
Univision Communications Inc.	Citigate Sard Verbinnen
310-556-7695	212-687-8080

UNIVISION ANNOUNCES 2005 FIRST QUARTER RESULTS

Net Revenue Increases 23%
Operating Income Before Depreciation and Amortization Increases 29%
Net Income Increases 41%; EPS Increases From $0.09 to $0.13

Univision Network Grows Total U.S. Adult 18-49 Primetime Audience 39% and
Delivers More Adults 18-34 Than At Least One of ‘Big 4’ Networks on 3 of Every 4 Nights

Univision Radio Captures the #1 and #2 Positions in Los Angeles Among Adults 25-54

LOS ANGELES, CA, May 4, 2005 – Univision Communications Inc. (NYSE: UVN), the leading Spanish-language media company in the United States, today announced financial results for the first quarter ended March 31, 2005, exceeding first quarter guidance for net revenues, operating income before depreciation and amortization and earnings per share.

Consolidated first quarter 2005 net revenue increased 23% (exceeding guidance of high teen percentage growth) to $433.0 million from $352.9 million in 2004. Operating income before depreciation and amortization(1) increased 29% (exceeding guidance of high teen percentage growth) to $116.4 million in 2005 from $90.1 million in 2004. Net income increased 41% to $44.5 million in 2005 from $31.6 million in 2004 and diluted earnings per share increased to $0.13 in 2005 (exceeding guidance of $0.10 to $0.11 per share) from $0.09 in 2004.

Excluding the effect of variable interest entities (“VIE’s”)(2) in 2005, first quarter net revenue increased 14% to $402.4 million (exceeding guidance of low double digit percentage growth). Operating income before depreciation and amortization increased 24% (exceeding guidance of mid teen percentage growth).

A. Jerrold Perenchio, Chairman and Chief Executive Officer said, “Univision Communications achieved outstanding first quarter operating results, reflecting the strength of our competitive positioning and the benefit of realized synergies among our media assets. Young Hispanics are showing an ever increasing interest in Spanish-language television, radio, music and Internet destinations, which has contributed to the Univision Network beating the English-language broadcast networks in total audience delivery – Hispanic or non-Hispanic – for the first time in our Company’s history.  I am confident in our ability to capitalize on our strong momentum and make this year’s network upfront sales efforts the most successful in our Company’s history.”

Ray Rodriguez, President and Chief Operating Officer, said, “Univision has been growing consistently and performing better than ever. This quarter, on 3 out of every 4 nights, the Univision Network delivered a larger Adult 18-34 audience than one or more of the ‘Big 4’ English-language networks among both Hispanics and non-Hispanics in primetime. We reached the largest television audiences in our history, solidified our leadership in Spanish-language radio, generated record-breaking sales in our music business and became the first Spanish-language website to be accredited by the MRC. Our unprecedented audience penetration across

(1) See tables on page 5 for a reconciliation of the non-GAAP (Generally Accepted Accounting Principles) term “operating income before depreciation and amortization” to net income, which is the most directly comparable GAAP financial measure.

(2) See Page 7 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

all of our platforms puts us in an ideal position as advertisers look to alternatives to the traditional English-language media outlets for their advertising dollars.”

The following table sets forth the Company’s unaudited financial performance for the three months ended March 31, 2005 and 2004 by segment.

Unaudited	Three Months Ended March 31,
Dollars in millions	Net Revenues		Operating Income (Loss) Before Depreciation and Amortization
	2005	2004	2005	2004
Television (a)	$294.2	$259.3	$86.5	$75.0
Radio	71.5	63.3	18.9	15.8
Music (b)	62.2	26.4	12.0	1.8
Internet	5.1	3.9	(1.0)	(2.5)
Consolidated (c)	$433.0	$352.9	$116.4	$90.1

(a)    The Company began consolidating its variable interest entities (“VIE’s”)(3) on March 31, 2004, therefore, net revenues and operating income before depreciation and amortization for the three months ended March 31, 2004 do not include the VIEs. The TV-related VIE contributed $10.4 million of net revenues and $0.2 million of operating loss before depreciation and amortization for the three months ended March 31, 2005.

(b)   The Music-related VIE contributed $20.3 million of net revenues and $3.8 million of operating income before depreciation and amortization for the three months ended March 31, 2005.

(c)    The VIEs contributed in total $30.7 million of net revenues and $3.6 million of operating income before depreciation and amortization for the three months ended March 31, 2005.

SHARE REPURCHASE PLAN

On February 17, 2005, the Company announced that its Board of Directors approved the repurchase of up to $500 million of its outstanding Class A Common Stock. The share repurchases will be made in compliance with securities laws and other legal requirements. The share repurchase plan will expire on December 31, 2005.

During the three months ended March 31, 2005, the Company repurchased 684,800 shares of Class A Common Stock for $18.5 million. From April 1 through April 30, 2005, the Company repurchased an additional 2,713,200 shares for approximately $71.2 million with approximately $410 million remaining under the share repurchase plan.

SECOND QUARTER GUIDANCE

For the second quarter, Univision expects consolidated net revenues to increase by mid single digit  percentages. Operating income before depreciation and amortization is expected to increase by mid to high single digit percentages.  Depreciation and amortization expense is expected to be approximately $24 million.

Diluted earnings per share is expected to increase from $0.24 in the second quarter of 2004 to between $0.24 and $0.25 in the second quarter of 2005.

(3) See Page 7 – Adoption of FIN 46 “Consolidation of Variable Interest Entities.”

TELEVISION HIGHLIGHTS

Univision Network

The following table sets forth total audience (Hispanic and non-Hispanic) and growth for the first quarter of 2005 as compared to the first quarter of 2004, of the country’s leading broadcast networks.

	Total U.S. Primetime* Audience Statistics
	Q1 05		Q1 05
	18-34 Avg. Audience (000)	18-34 Growth Q1 05 vs Q1 04	18-49 Avg. Audience (000)	18-49 Growth Q1 05 vs Q1 04

Univision	1,526	+58%	2,294	+39%
ABC	1,998	+21%	4,984	+20%
CBS	1,905	-4%	5,160	-6%
FOX	2,973	+5%	6,278	+10%
NBC	1,904	-20%	4,651	-17%
UPN	865	-13%	1,647	-13%
WB	874	-14%	1,622	-13%

Source:  NTI, NHTI (12/27/04-3/27/05).  Based on network programming hours.

*Univision primetime defined as M-Su 7p-11p.  English-language Broadcast Networks primetime defined as M-Sa 8-11p, Su 7-11p.

The Univision Network’s Adult 18-49 and 18-34 primetime audiences reached all-time highs, increasing 39% and 58%, respectively, in the quarter compared to last year. During the same period, the average audience of the ‘Big 4’ English-language networks (ABC, NBC, CBS and FOX) was flat among Adults 18-49 and down 1% among Adults 18-34 in primetime.

Univision is consistently the fifth most-watched network overall in primetime among Adults 18-49 (Hispanic and non-Hispanic) and in the first quarter, Univision displaced at least one of the ‘Big 4’ among this audience on 21 nights. Among Adults 18-34, Univision was the #1 network in the country on 12 nights, #2 on 12 nights, #3 on 19 nights and #4 on 27 nights, beating at least one of the ‘Big 4’ English-language networks in primetime on 70 of the 91 nights, or three out of every four nights in the first quarter.

Locally, during the February Sweeps, Univision stations in Los Angeles, Houston, Fresno and Bakersfield were the #1 stations in their markets, attracting more total viewers (Hispanic and non-Hispanic) than all other English and Spanish-language competitors in primetime among Adults 18-49 and 18-34. In Los Angeles, Miami (tie), Houston, Dallas (tie), Fresno, Phoenix and Bakersfield, Univision stations were the #1 broadcast stations in any language in total day among all Adults 18-49.

TeleFutura Network

While Univision saw an audience increase of 183,000 viewers, TeleFutura’s first quarter Adult 18-49 total day audience was down slightly by 8,000 viewers compared to last year. Among Hispanic Adults 18-34, the Network attracted its highest first quarter audience levels in total day, ranking in a virtual tie with Telemundo for the #2 position behind Univision.  In the first quarter, the TeleFutura Network also ranked as the #2 broadcast network, regardless of language, in early morning, daytime and weekend daytime among Hispanic Adults 18-49 and 18-34.

In the February Sweeps in primetime, TeleFutura attracted more viewers than Telemundo to rank as the #2 Spanish-language station behind only the Univision stations in Los Angeles, Sacramento, Tucson and Fresno among Hispanic Adults 18-49 and 18-34. In total day, TeleFutura secured the #2 Spanish-language network position in Los Angeles, Chicago, Houston, Sacramento, Fresno and Tucson among Hispanic Adults 18-49 and 18-34.

Galavisión Network

The Galavisión Network attracted the largest audience in the Network’s history in total day, experiencing audience growth of 27% among Hispanic Adults 18-49 in the 2005 first quarter, and maintaining its solid position as the #1 Spanish-language cable network among Hispanic Adults 18-49 and 18-34. Galavisión outdelivered all other 14 measured Spanish-language cable networks combined by 9% in primetime and 35% in total day, among Hispanic Adults 18-49. Galavisión’s Hispanic Adult 18-49 audiences in primetime and total day were also larger than Azteca America’s by 10% and 41%, respectively. In addition, for the second consecutive quarter Galavisión was the #1 cable network in any language among Hispanic Adults 18-34 during primetime.

RADIO HIGHLIGHTS

Univision Radio’s same station net revenues grew 11% in the first quarter, significantly outperforming the average revenue growth of 2% for the industry, as a whole, as reported by the Radio Advertising Bureau. First quarter revenue growth was broad-based, showing strength in local, national and network revenues. Based upon station ratings reported by Arbitron through May 3, 2005, Univision Radio stations experienced growth in several markets, including Los Angeles, in the Winter 2005 book. KLVE(FM) and KSCA(FM) captured the #1 and #2 positions among all radio stations in Los Angeles in the Adult 25-54 demographic.  In addition, KSCA(FM)’s morning show ranked as the #1 morning show in all of Los Angeles across all key age demographics. With superior radio programming and successful cross promotion with Univision’s local television stations, Univision Radio now captures 13% of all listening in the Adult 25-54 demographic in Los Angeles.

MUSIC HIGHLIGHTS

Univision Music Group’s net revenues, excluding the Music related VIE, grew 59% in the first quarter compared to the first quarter of 2004.  This growth was due to a strong release schedule and increased compilation and catalog sales. Univision Music Group accounted for an average of 43 of the Top 100 Latin album titles sold in the U.S. during the 2005 first quarter, according to Soundscan weekly reporting. Univision Music Group artists received five “Premio Lo Nuestro” awards in February and an impressive 14 awards at the recent 2005 Billboard Latin Music Awards.

INTERNET HIGHLIGHTS

In the 2005 first quarter, Univision.com’s page impressions grew 44% and unique visits increased 33%, compared to the same quarter last year. In addition, Univision Online received Media Rating Council (MRC) Accreditation of the Internet audience measurements of Univision.com. Univision.com is the first Spanish-language website to receive MRC Accreditation, demonstrating Univision Online’s leadership in developing and promoting accurate Internet measurement and accountability.

CONFERENCE CALL AND WEBCAST

Univision will review its quarter-end financial results in a conference call with the investment community on Wednesday, May 4, at 5:00 p.m. ET/2:00 p.m. PT.  The call can be accessed by dialing 913-981-4912 or via webcast at www.univision.net.   The webcast will be available for one year.  The call transcript will also be available on www.univision.net and the replay will be available for five days by dialing 888-203-1112 (within U.S.) or 719-457-0820 (outside U.S.) and entering reservation number: 9081134.

ABOUT UNIVISION

Univision Communications Inc. is the premier Spanish-language media company in the United States.  Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 98% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 83% of U.S. Hispanic Households; Univision Television Group, which owns and operates 27 Univision Network television stations and 1 non-Univision television station; TeleFutura Television Group, which owns and operates 33 TeleFutura Network television stations; Galavisión, the country’s leading Spanish-language cable network; Univision Radio, the leading Spanish-language radio group which owns and/or operates 66 radio stations in 17 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, and a 50% interest in Mexico-based Disa Records labels as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com.  Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 27% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

For more information, please visit www.univision.net.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to Univision’s future success and growth.  Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include cancellations or reductions in advertising; regional downturns in economic conditions in those areas where our principal radio and television stations are located; changes in the rules and regulations of the FCC; an increase in the preference among Hispanics for English-language programming; the need for any unanticipated expenses; competitive pressures from other broadcasters and other entertainment and news media; unanticipated interruptions in our broadcasting for any reason, including acts of terrorism; write-downs of the carrying value of assets due to an impairment in our investment in cost method investees; and failure to achieve profitability, growth or anticipated cash flows from acquisitions. Actual results may differ materially due to these risks and uncertainties as well as those described in Univision’s filings with the Securities and Exchange Commission. Univision assumes no obligation to update forward-looking information contained in this press release.

Reconciliation of Operating Income Before Depreciation and Amortization

The Company uses the key indicator of operating income before depreciation and amortization primarily to evaluate the Company’s operating performance and for planning and forecasting future business operations. In addition, this key indicator is commonly used as a measure of performance for broadcast companies, is used by investors to measure a company’s ability to service debt and other cash needs, and provides investors the opportunity to evaluate the Company’s performance as it is viewed by management. Operating income before depreciation and amortization is not, and should not be used as, an indicator of or an alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Since the definition of operating income before depreciation and amortization may vary among companies and industries it should not be used as a measure of performance among companies.

The tables below set forth a reconciliation of historical operating income before depreciation and amortization to historical consolidated net income and to historical operating income for each segment, which are the most directly comparable GAAP financial measures.

Unaudited	Three Months Ended March 31, 2005
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$116.4	$86.5	$18.9	$12.0	$(1.0)
Depreciation and amortization	23.9	16.3	3.2	3.9	0.5
Operating income (loss)	92.5	$70.2	$15.7	$8.1	$(1.5)
Other (income) expense:
Interest expense, net	19.4
Stock dividend	(0.5)
Amortization of deferred financing costs	0.8
Noncontrolling interest in variable interest entities	(0.9)
Provision for income taxes	29.2
Net income	$44.5

Unaudited	Three Months Ended March 31, 2004
Dollars in millions	Consolidated	Television	Radio	Music	Internet
Operating income (loss) before depreciation and amortization	$90.1	$75.0	$15.8	$1.8	$(2.5)
Depreciation and amortization	24.6	16.2	5.1	2.3	1.0
Operating income (loss)	65.5	$58.8	$10.7	$(0.5)	$(3.5)
Other (income) expense:
Interest expense, net	15.7
Stock dividend	(5.1)
Equity loss in unconsolidated subsidiaries/other	1.1
Amortization of deferred financing costs	0.9
Provision for income taxes	21.3
Net income	$31.6

Adoption of FIN 46 “Consolidation of Variable Interest Entities”

On March 31, 2004, the Company was required to adopt Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 provides new guidelines about when a company should consolidate in its financial statements the assets, liabilities and operating results of another entity (variable interest entity or “VIE”).

Under the guidelines of FIN 46, the Company is required to consolidate Disa Records, a Mexico-based music recording and publishing company owned 50% by the Company and 50% by the Chavez family. The Company has a call right and the Chavez family has a put right, which requires the Company to purchase the remaining 50% of Disa Records for $75.0 million, subject to certain upward adjustments.

Under the guidelines of FIN 46, the Company is also required to consolidate WLII/WSUR, Inc., a Delaware corporation (“WLII”) owned 100% by Raycom Media, Inc. (“Raycom”).  WLII owns two television stations operating in Puerto Rico.  The Company exercised its option to acquire WLII for $190.0 million, which is backed by a $20.0 million non-refundable deposit in the form of a standby letter of credit until the Company closes the transaction. The Company expects to close the transaction, which is subject to FCC approval, in the third quarter of 2005.

The consolidation of the VIEs has no effect on net income or earnings per share.

The Company is using the term net revenues excluding the VIEs primarily for comparison purposes since the Company was required to consolidate the VIEs, which it does not own, in accordance with FIN 46 as of March 31, 2004.

Unaudited Dollars in millions	Three Months Ended March 31, 2005
Net revenues excluding VIEs	$402.4
VIE net revenues	30.7
Intercompany elimination	(0.1)
Net revenues	$433.0

The following table sets forth selected earnings per share data from the Company’s financial statements.

In millions	Three Months Ended March 31,
(except per share data)	2005	2004	Change
	(Unaudited)	(Unaudited)
Net income available to common stockholders	$44.5	$31.6	41%

Basic EPS
Net income per share available to common stockholders	$0.14	$0.10	40%
Weighted average common shares outstanding	323.4	322.3

Diluted EPS
Net income per share available to common stockholders	$0.13	$0.09	44%
Weighted average common shares outstanding	352.7	353.1

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2005 and 2004

(Dollars in millions)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Net revenues:
Television, radio and Internet services	$370.8	$326.5
Music products and publishing	62.2	26.4
Total net revenues	433.0	352.9

Direct operating expenses of television, radio and Internet services	147.2	132.1
Direct operating expenses of music products and publishing	37.6	15.4
Total direct operating expenses (excluding depreciation expense)	184.8	147.5

Selling, general and administrative expenses (excluding depreciation expense)	131.8	115.3
Depreciation and amortization	23.9	24.6
Operating income	92.5	65.5
Other expense (income):
Interest expense, net	19.4	15.7
Amortization of deferred financing costs	0.8	0.9
Equity loss in unconsolidated subsidiaries / other	—	1.1
Stock dividend	(0.5)	(5.1)
Noncontrolling interest in variable interest entities	(0.9)	—
Income before taxes	73.7	52.9
Provision for income taxes	29.2	21.3
Net income	$44.5	$31.6

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except share and per share data)

	March 31, 2005	December 31, 2004(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents(2)	$258.9	$189.9
Accounts receivable, net	327.2	331.8
Program rights	29.8	34.4
Prepaid expenses and other	81.8	82.4
Total current assets	697.7	638.5

Property and equipment, net	554.4	551.1
Intangible assets, net	4,279.7	4,283.0
Goodwill, net	2,199.4	2,199.2
Deferred financing costs, net	9.6	10.4
Program rights	33.9	36.9
Investments in equity method investees	63.9	63.9
Investments in cost method investees	371.5	371.0
Other assets	65.2	73.1
Total assets	$8,275.3	$8,227.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$225.2	$229.5
Income taxes	14.0	2.2
Accrued interest	21.0	23.1
Accrued license fees	15.0	13.6
Program rights obligations	16.4	18.3
Current portion of capital lease obligations	4.7	4.8
Total current liabilities	296.3	291.5

Long-term debt including accrued interest	1,179.1	1,190.4
Capital lease obligations	36.2	37.3
Program rights obligations	28.7	30.9
Deferred tax liabilities	995.8	975.8
Other long-term liabilities	66.7	54.1
Total liabilities	2,602.8	2,580.0

Noncontrolling interest in variable interest entities	253.1	259.4

Stockholders’ equity:
Preferred stock, $.01 par value (10,000,000 shares authorized; 0 issued and outstanding)	—	—
Common stock, $.01 par value (1,040,000,000 shares authorized; 324,694,083 and 324,349,028 shares issued, including shares in treasury, at March 31, 2005 and December 31, 2004, respectively)	3.2	3.2
Paid-in-capital	4,646.2	4,640.6
Deferred compensation	(1.7)	(1.8)
Retained earnings	813.8	769.3
Accumulated other comprehensive losses	(1.4)	(1.4)
	5,460.1	5,409.9
Less common stock held in treasury (1,701,980 and 1,017,180 shares at March 31, 2005 and December 31, 2004, respectively)	(40.7)	(22.2)
Total stockholders’ equity	5,419.4	5,387.7
Total liabilities and stockholders’ equity	$8,275.3	$8,227.1

(1)          Includes certain reclassifications to conform to the current year’s presentation.

(2)          Includes cash and cash equivalents of $25.1 million and $25.8 million related to the VIEs at March 31, 2005 and December 31, 2004, respectively.

UNIVISION COMMUNICATIONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31,

(Dollars in millions)

	2005	2004
	(Unaudited)	(Unaudited)
Net income	$44.5	$31.6
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	20.0	20.2
Loss on sale of fixed assets	0.2	0.2
Equity loss in unconsolidated subsidiaries	—	1.1
Amortization of intangible assets and deferred financing costs	4.7	5.3
Deferred income taxes	10.8	7.9
Stock dividend	(0.5)	(5.1)
Noncontrolling interest in variable interest entities	(0.9)	—
Non-cash items	0.3	(0.7)
Changes in assets and liabilities; net of assets acquired and liabilities assumed:
Accounts receivable	5.9	35.5
Program rights	7.5	8.6
Prepaid expenses and other assets	7.2	7.9
Accounts payable and accrued liabilities	(4.1)	(31.5)
Income taxes	13.0	12.4
Income tax benefit from options exercised	3.0	0.9
Accrued interest	(2.1)	(3.7)
Accrued license fees	1.4	0.2
Program rights obligations	(4.2)	(3.4)
Other, net	1.0	(2.0)
Net cash provided by operating activities	107.7	85.4

Cash flow from investing activities:
Acquisitions, net of acquired cash	—	(135.0)
Purchase of Los Angeles building	—	(52.5)
Capital expenditures	(16.8)	(14.8)
Investment in subsidiaries	(3.6)	1.7
Cash of variable interest entities	—	12.2
Other, net	(1.4)	0.1
Net cash used in investing activities	(21.8)	(188.3)

Cash flow from financing activities:
Proceeds from issuance of long-term debt	—	170.0
Repayment of long-term debt	(1.1)	(76.4)
Proceeds from issuance of common stock	—	599.4
Repurchase of common stock	—	(599.4)
Exercise of stock options	2.7	4.0
Purchases of treasury shares	(18.5)	—
Payment of offering costs	—	(0.1)
Deferred financing costs	—	(0.3)
Net cash (used in) provided by financing activities	(16.9)	97.2

Net increase (decrease) in cash	69.0	(5.7)
Cash beginning of period	189.9	76.7

Cash end of period	$258.9	$71.0

Supplemental disclosure of cash flow information:
Interest paid	$21.1	$22.3
Income taxes paid	$2.4	$1.8